Exhibit (n)(3)

SCHEDULE A

TO THE AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

ACCESS ONE TRUST

June 1, 2005

Access High Yield Fund	Access Flex Bear High Yield Fund
Access Flex High Yield Fund	Access Bear Commodity Fund
Access Money Market Fund	Access Commodity Fund